EXHIBIT 1

Transactions in the Securities of the Issuer During the Past 60 Days

The following purchases were made on the open market, unless otherwise noted.

Date	Number of Shares	Price Per Share (EUR)
1/29/2026	300,000	6.2787
1/30/2026	116,434	6.1607
2/6/2026	56,108	6.0690
2/9/2026	159,947	6.1187
3/11/2026	250,000	4.4192
3/12/2026	125,000	4.3418
3/13/2026	250,000	4.1544
3/16/2026	105,699	4.1858
3/17/2026	33,610	4.3043
3/18/2026	120,000	4.3572
3/19/2026	140,407	4.2906
3/20/2026	220,000	4.3185
3/23/2026	36,719	4.0685
3/25/2026	1,233	4.3483